Exhibits 5.1 and 23.2
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                                September 19, 1996


Inter-Tel, Incorporated
120 North 44th Street, Suite 200
Phoenix, Arizona  85034

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         I have examined the Registration Statement on Form S-3 of Inter-Tel, Incorporated, an Arizona corporation (the "Company"), which will be filed with the Securities and Exchange Commission on or about September 20, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 14,458 shares of Common Stock, no par value (the "Shares") of the Company, all of which will be sold by certain shareholders of the Company (the "Selling Shareholders"). As corporate counsel to the Company, I have also examined the proceedings proposed to be taken in connection with the issuance of the Shares to the Selling Shareholders and said proposed sale of the Shares.

         Based upon such review, it is my opinion that the Shares are legally and validly issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                                     Very truly yours,

                                                     /s/ John L. Gardner
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                                                     John L. Gardner
                                                     General Counsel

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